SIXTH AMENDMENT

TO THE

AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

BETWEEN

CASTLE BRANDS INC.,

CASTLE BRANDS (USA) CORP.

AND

ACF FINCO I LP

DATED AS OF SEPTEMBER 22, 2014

SIXTH AMENDMENT TO AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

This Sixth Amendment to Amended and Restated Loan and Security Agreement (this “Amendment”) is dated as of the date of execution of this Amendment by “Lender” (as defined below) (the “Effective Date”) and is by and among CASTLE BRANDS INC., a corporation organized under the laws of the State of Florida (“CBI”), and CASTLE BRANDS (USA) CORP. a corporation organized under the laws of the State of Delaware (“CBUSA”) (individually and collectively, “Borrower”), and ACF FINCO I LP, a Delaware limited partnership and successor-in-interest to Keltic Financial Partners II, LP (“Lender”).

RECITALS:

Borrower and Lender are parties to an Amended and Restated Loan and Security Agreement dated as of September 22, 2014, as amended by a First Amendment dated as of August 7, 2015, by a Second Amendment dated as of August 17, 2015, by a Third Amendment dated as of October 18, 2017, by a Fourth Amendment dated as of May 15, 2018, and by a Fifth Amendment dated as of October 11, 2018 (as so amended, the “Loan Agreement”), in connection with which Borrower delivered an Amended and Restated Revolving Credit Note dated October 4, 2018 in a maximum principal amount of $25,000,000 (the “Revolving Credit Note”), and other agreements, documents and instruments in connection therewith (all of the foregoing, as the same may be amended, restated, or otherwise modified from time to time to be collectively referred to as the “Loan Documents”).

Borrower has requested that Lender extend the “Revolving Credit Termination Date” (as described in the Loan Agreement) by a year. Upon the terms and conditions contained in this Amendment, Lender has agreed to amend the Loan Agreement as provided below.

AGREEMENT:

1. Defined Terms. Unless otherwise defined in the Recitals or in the body of this Amendment, all capitalized terms shall have the meanings ascribed to such terms in the Loan Documents.

2. Borrower Representations. Borrower hereby represents to Lender, that:

(a) All Loan Documents executed by Borrower, including without limitation the Loan Agreement, constitute valid and legally binding obligations of Borrower, enforceable against Borrower in accordance with the terms thereof;

(b) Borrower has no claims, offsets, counterclaims, or defenses with respect to the payment or performance of any Obligations owing to Lender under any of the Loan Documents;

(c) After giving effect to this Amendment, no Default or Event of Default has occurred and is continuing under the terms of the Loan Documents; and

(d) As a material inducement to Lender entering into this Amendment, Borrower acknowledges and agrees that Lender is relying on the accuracy and veracity of each of the above representations.

3. Loan Agreement Amendments. The Loan Agreement is hereby amended as follows:

(a)	Liquidated Damages. Section 3.7 of the Loan Agreement is hereby deleted in its entirety and replaced with the following:

“3.7. Liquidated Damages. Subject to the terms and conditions of this Agreement, Borrower shall have the right (a) prior to July 31, 2020 to prepay the outstanding principal amount of the Purchased Inventory Sublimit in whole or in part, or (b) prior to July 31, 2020 to prepay in full the entire outstanding principal balance of the Revolving Credit, all accrued and unpaid interest thereon, all fees, costs, expenses and other amounts payable to Lender in connection with the Revolving Credit, and all other Obligations payable to Lender under this Agreement and the other Loan Documents. Borrower’s election to prepay the Purchased Inventory Sublimit in whole or in part, or election to prepay the Obligations relating to the Revolving Credit in full shall be delivered to Lender in writing (a “Principal Reduction Notice”) at least sixty (60) calendar days’ prior to the date of such prepayment. A Principal Reduction Notice shall be irrevocable when delivered to Lender, and if all Obligations relating to the Revolving Credit are finally and indefeasibly paid to Lender in connection with such Principal Reduction Notice, the Revolving Credit shall be terminated and all obligations of Lender to extend credit to Borrower under the Revolving Credit shall terminate.

If (w) prior to July 31, 2020 Borrower prepays the principal amount of the Purchased Inventory Sublimit in whole or in part pursuant to the foregoing paragraph (other than any payments made by Borrower in accordance with the Revolving Credit Sublimit Schedule attached as Exhibit C hereto, which, for the avoidance of doubt, should not be considered to be a prepayment), or (x) prior to July 31, 2020 Borrower prepays in full the entire outstanding principal balance of the Revolving Credit, all accrued and unpaid interest thereon, all fees, costs, expenses and other amounts payable to Lender in connection with the Revolving Credit, and all other Obligations payable to Lender under this Agreement and the other Loan Documents pursuant to the foregoing paragraph, or (y) pursuant to the terms of this Agreement or any other Loan Document, and prior to July 31, 2020, either (I) Lender demands repayment of the outstanding Obligations in whole or in part, or (II) repayment of the outstanding Obligations are otherwise accelerated in whole or in part, then (z) at the time of such repayment, prepayment, demand or acceleration, and in addition to the principal balance(s) of the Loan(s) being prepaid, all accrued and unpaid interest thereon, all fees, costs, expenses and other amounts payable to Lender in connection with the Loans, and all other Obligations paid to Lender under this Agreement and the other Loan Documents required to be paid at such time, Borrower shall pay liquidated damages to Lender in an amount equal to the product of (i) and (ii) below:

(i) (A) if prepayment, repayment, demand or acceleration of the Purchased Inventory Sublimit in whole or in part, the outstanding principal amount of the Purchased Inventory Sublimit being prepaid, repaid or subject to demand or acceleration, (B) if prepayment, repayment, demand or acceleration of the Revolving Credit, the Revolving Credit Limit;

multiplied by

(ii) (A) two percent (2.00%) if such prepayment, repayment, demand or acceleration occurs on or prior to December 31, 2019, and (B) one percent (1.00%) if such prepayment, repayment, demand or acceleration occurs after December 31, 2019.

Lender and Borrower each hereby acknowledges and agrees that it would be impractical and extremely difficult to ascertain Lender’s actual damages from early termination of the Purchased Inventory Sublimit and/or Revolving Credit, as applicable, and that the above liquidated damages have been arrived at by mutual agreement of Lender and Borrower as to a reasonable calculation of Lender’s lost profits as a result of early termination of the Purchased Inventory Sublimit and/or Revolving Credit, as applicable. Lender and Borrower each further hereby acknowledges and agrees that the liquidated damages provided above are intended to be fair and reasonable approximations of Lender’s actual damages from early termination of the Purchased Inventory Sublimit and/or Revolving Credit, as applicable, are presumed to be the amount of damages sustained by Lender as a result of such early termination, are reasonable under the circumstances currently existing, and that the liquidated damages are not intended to be penalties.

(b)	Clause (b) of the definition of “Borrowing Base” is hereby deleted in its entirety and replaced with the following:

(b) the least of (i) fifty percent (50.0%) of the Value of Eligible Inventory at such time; provided, however, for purposes of determining the Borrowing Base at any time in no event shall the Value of Eligible In-Transit Inventory at any time exceed Two Hundred Fifty Thousand and 00/100 Dollars ($250,000.00), (ii) eighty five percent (85.00%) of the net orderly liquidation value of Eligible Inventory as determined by the most recent appraisal of Borrower’s Inventory conducted by Lender pursuant to Section 3.5 of this Agreement; (iii) Eleven Million and 00/100 Dollars ($11,000,000.00), and (iv) sixty percent (60.0%) of the Borrowing Capacity at such time, less;

(c)	Revolving Credit Termination Date. Clause (a) of the definition of “Revolving Credit Termination Date” contained in the Definitions Schedule of the Loan Agreement is hereby amended by deleting the reference to “July 31, 2019” contained therein, and by substituting therefor “July 31, 2020”.

4. Reimbursement of Lender. As consideration for Lender’s extension of the Revolving Credit and amendment of the Loan Agreement described above, and pursuant to Sections 3.4 and 10.10 of the Loan Agreement, Borrower shall (a) pay to Lender on the date hereof a commitment fee for the extension of the Revolving Credit in the amount of Fifty Seven Thousand Five Hundred and 00/100 Dollars ($57,500.00), and (b) reimburse, indemnify and hold Lender harmless for the reasonable fees and costs and expenses incurred by Lender for the services of legal professionals engaged by Lender in connection with the negotiation and preparation of this Amendment. With respect to any amount required to be paid or reimbursed by Borrower pursuant to the foregoing provisions of this paragraph 4, it is hereby agreed that Lender may charge any such amount to the Revolving Credit on the dates such payment is due or such reimbursement is made. Borrower acknowledges and agrees that on and after the Effective Date of this Amendment the Facility Fee shall be calculated based on the Revolving Credit Limit as amended by the terms hereof.

5. Effective Date. This Amendment shall be effective as the Effective Date as defined in the first paragraph of this Amendment.

6. Release. By executing this Amendment, each Borrower, individually and collectively, hereby absolutely and unconditionally releases and forever discharges Lender, and any and all participants, co-lenders, parent entities, subsidiary entities, affiliates, insurers, indemnitors, successors and assigns thereof, together with all of the present and former directors, officers, agents and employees of any of the foregoing, from any and all claims, demands or causes of action of any kind, nature or description, whether arising in law or in equity or upon contract or tort or under any state or federal law or otherwise, which such Borrower, individually and/or collectively, has had, now has or has made claim to have against any such Person for or by reason of any act, omission, matter, cause or thing whatsoever arising from the beginning of time to and include the Effective Date of this Amendment, whether such claim, demand or cause of action is matured or unmatured or known or unknown.

7. Specificity of Provisions. The amendments set forth herein are limited precisely as written and shall not be deemed to (a) be a consent to or a waiver of any other term or condition of the Loan Agreement or any other Loan Document, or (b) prejudice any right or rights which Lender may now have or may have in the future under or in connection with the Loan Agreement or any other Loan Document. From and after the Effective Date of this Amendment, whenever the Loan Agreement is referred to in the Loan Agreement or in any other Loan Document, it shall be deemed to mean the Loan Agreement as modified by this Amendment.

8. Binding Effect of Loan Documents. Borrower hereby acknowledges and agrees that upon giving effect to this Amendment, the Loan Agreement, the Revolving Credit Note and each other Loan Document shall continue to be binding upon such Borrower and shall continue in full force and effect.

9. Choice of Law. This Amendment and the legal relations among the parties hereto shall be governed by and construed in accordance with the internal laws of the State of New York without regard to conflicts of law principles.

10. Counterparts. This Amendment may be executed by one or more the parties to this Amendment on any number of separate counterparts and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their respective duly authorized officers.

LENDER:

ACF FINCO I LP

By:	/s/ Oleh Szczupak
Name:	Oleh Szczupak
Its:	Vice President
Effective Date:	11/8/2018

BORROWER:

CASTLE BRANDS INC.

By:	/s/ Alfred J. Small
Name:	Alfred J. Small
Its:	CFO
Date:	11/8/2018

CASTLE BRANDS (USA) CORP.

By:	/s/ Alfred J. Small
Name:	Alfred J. Small
Its:	CFO
Date:	11/8/2018